Exhibit 99

United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK	Fax:740/633-1448
We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:       4:30 PM April 24, 2014

Subject:	United Bancorp, Inc. Reports Diluted Earnings per Share of $0.10 for the Three Months Ended March 31, 2014 up 11.11% as compared to $0.09 for the Three Months Ended March 31, 2013

MARTINS FERRY, OHIO ——— United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share of $0.10 for the three months ended March 31, 2014 compared to $0.09 for the three months ended March, 31, 2013, an increase of 11.11%. The earnings level for the three months ended March 31, 2014 can be attributed to several factors which are explained in detail below. The most notable factor is a $152,720 pre tax impairment charge against earnings on a foreclosed real estate property. This impairment charge was due to a natural disaster landslide that impacted the property’s structural integrity. Even though this property was properly insured, this was an event that is not claimable; therefore, there will be no recovery. Without this impairment charge, which will be nonrecurring in future periods, the Company would have reported core diluted earnings per share of $0.12 for the three months ended March 31, 2014 which is a 33.3% increase over the $0.09 diluted earnings per share reported for the three months ended March 31, 2013.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the year-over-year earnings improvement of our Company even with the significant nonrecurring write-down that we realized relating to an event that was considered an act of God. The unfortunate reality of this situation is that the subject property relating to this event was under contract to be sold and would have led to a gain on sale if this event had not occurred. From a core operating perspective, the Company’s net interest margin year-over-year remained relatively stable at 3.86% as of March 31, 2014, compared to 3.89% the prior year, even though the Company continued with its conservative posturing relating to the management of its investment portfolio due to the Government’s ongoing zero-rate monetary policy, now in its sixth year. The Company was able to maintain its margin by originating quality loans and lowering its levels of higher costing deposits and lower-yielding investment alternatives at the Federal Reserve. On a year-over-year basis, Gross loans were up by $17.6 million, or 5.94%, while higher costing time deposits and short term, lower-yielding investment alternatives, listed as Average cash and due from Federal Reserve Bank, were down by $17.1 million, or 18.29%, and $46.7 million, or 62.84%, respectively. The Company continued to keep its excess funds in lower-yielding investment alternatives and resist the temptation of extending the duration of its investment portfolio to achieve higher yields. This conservative philosophy continued to be maintained to protect the Company’s capital and earnings in future periods as interest rates increase, once again, to more normalized levels. The Company’s investment in marketable securities declined on an average basis by $9.0 million, or 21.94%, from March 31, 2013 to March 31, 2014. The Company’s credit quality improved as non-accrual loans were down $1.5 million, or 35.80%, to a level of $2.62 million and net loans charged off were marginally up $20,000, to a level of $73,000. Looking at current credit quality trends, loans past due thirty plus days declined by $517,000, or 25.16%, from March 31, 2013 to the same period in 2014. With this improvement in credit quality, the Company decreased the provision for loan losses which was $216,000 for the quarter ended March 31, 2014 compared to $319,000 for the quarter ended March 31, 2013, a decrease of $103,000. Year-over-year, the provision for losses relating to the Company’s Overdraft Privilege Program increased $17,000 as a result of a customer marketing strategy that has added approximately 1,300 new demand deposit accounts to this program. As previously discussed in prior quarters, the Company continues to see positive results related to service charge income on these new accounts. Overall, the decreased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.97% and a total allowance for loan losses to nonperforming loans of 116.00%, compared to 1.01% and 72.89% respectively at March 31, 2013. With this continued trend of improving credit quality and coverage, the Company projects to continue a decrease of its provision for loan losses which will have a positive impact on future core earnings.

The Company continued to see a positive return on its strategy of attracting additional customers into lower cost funding accounts while allowing higher cost funding to run off. From March 31, 2013 to March 31, 2014, its lower cost funding accounts increased $5.3 million or 2.2%. As previously mentioned, the Company continued to see the positive impact of attracting a higher number of transaction accounts resulting in service charges on deposit accounts increasing by $135,000, or 27.33%, on a year-over-year basis as of March 31, 2014. It is projected this trend will continue even as regulations relating to the Dodd-Frank Act are more fully implemented. The heightened implementation of these Government mandated regulations will have a limiting effect on the level of revenue realized per account which will be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee based income. Lastly, Noninterest expense increased on a year-over-year basis by $77,000 or 2.27%. This increase is attributed to several factors including the previously mentioned $152,720 impairment charge against earnings on a foreclosed real estate property, ever-increasing health care costs and the opening of the Company’s new Retail Banking and Training Center located on the west-side of the highly appealing St. Clairsville, Ohio market.” Greenwood concluded, “With this new facility which opened toward the end of the second quarter of 2013, the shifting of lower yielding liquid assets into higher yielding quality loans, the continuing growth in service charge income on deposit accounts and the potential of a lower loan loss provision, we are projecting continued improvement in our profitability.”

Scott A. Everson, President and CEO stated, “Our mantra in our earnings releases for the past several quarters has centered on the fact we are managing our balance sheet in a fashion which is causing ‘short term pain for long term gain’. As stated above, our conservative risk management of keeping our liquidity in lower-yielding, short term investments has had somewhat of a limiting effect on our earnings. Even with this reality, we firmly believe that our present posture is the prudent one to take with the anticipation of interest rate increases as the Federal Reserve eases out of its current monetary policy which began this past December with the tapering of its level of asset purchases under its Quantitative Easing policy. This tapering of asset purchases by the Federal Reserve continues in this year and, it is anticipated, will be finished by year-end. The finalization of Quantitative Easing could put pressure on interest rates to increase in the not too distant future. At present, we continue to aggressively make loans in our banking communities and continue to resist seeking a higher return by stretching the duration of our investment portfolio until we see rates tied to longer-term investment alternatives, such as the 10 Year U.S. Treasury, reach more normalized historic levels. By investing in longer maturity securities today, we would expose our shareholders to losses in capital and earnings when interest rates normalize upward. As you can see in our financial statements, this conservative investment strategy has helped our Company preserve its book value, which improved on a year-over-year basis from $7.64 to $8.14, and our equity to assets which increased by 1.05% to a level of 9.63% as of March 31, 2014. Over the course of the past year as interest rates moderated slightly upward, some of our peers have seen an erosion of their book values and capital bases due to the losses that have occurred within their investment portfolios as a direct result of their investment strategies that stretched for yield in a lower interest rate environment. We continue to be satisfied with our current strategy of covering our overhead, maintaining a very adequate level of capital and reserves and making our dividend payment which continues to be generous in today’s market with a yield of 3.86% based upon our closing price this past quarter end. We continue to project our strategy will be proven right as we have seen within the past year the negative impact rising rates can have on the valuations of investment portfolios, capital bases and book values. In addition, as we shift more of our lower-yielding liquid investments into higher-yielding quality loans, we are starting to see a higher level of growth in our earnings. We firmly believe that we have been through our earnings trough and will see improving results in the earnings that our Company produces on a core basis in the coming quarters; especially as interest rates reach more normalized levels and we can comfortably grow our investment portfolio to levels at which we are more historically accustomed. With our focused commitment to remaining disciplined with our strategy and the improving earnings of our Company over the course of the past year, we have seen our market value improve by closing on March 31, 2014 at $8.28, an increase of 13.42% from March 31, 2013. Being a strong and profitable Company in this presently changing banking environment and rewarding our owners with solid growth in their shareholder value continues to be our priority and our long term focus.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $407.0 million and total shareholder’s equity of approximately $39.2 million as of March 31, 2014. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

	United Bancorp, Inc. (UBCP) At or for the Quarter Ended
	March 31, 2014	March 31, 2013	% Change
Earnings
Interest Income on loans	$3,686,756	$3,742,537	-1.49%
Loan Fees	205,941	254,086	-18.95%
Interest income on securities	204,427	322,342	-36.58%

Total interest income	4,097,124	4,318,965	-5.14%
Total interest expense	626,207	830,260	-24.58%

Net interest income	3,470,917	3,488,705	-0.51%
Provision for loan losses	216,000	319,028	-32.29%
Net interest income after provision for loan losses	3,254,917	3,169,677	2.69%
Service charge on deposit account	627,013	492,428	27.33%
Net realized gains on sale of loans	3,714	26,563	-86.02%
Other noninterest income	206,844	221,664	-6.69%
Total noninterest income	837,571	740,655	13.09%
Deposit insurance premiums	64,999	82,040	-20.77%
Provision for losses on impairment on foreclosed real estate	162,420	—	N/A
Loss on sale of real estate and other repossessed assets	5,500	—	N/A
Noninterest expense (excluding deposit insurance premiums and provision for impairment and realized losses on foreclosed real estate)	3,252,746	3,326,251	-2.21%
Total noninterest expense	3,485,665	3,408,291	2.27%
Earnings before income taxes	606,823	502,041	20.87%
Income tax expense	122,121	36,768	232.14%

Net income	$484,702	$465,273	4.18%
Key performance data
Earnings per common share - Basic	$0.10	$0.09	11.11%
Earnings per common share - Diluted	0.10	0.09	11.11%
Cash dividends paid	0.08	0.07	14.29%
Stock data
Dividend payout ratio	80.00%	77.78%	2.22%
Price earnings ratio	20.70x	20.28x	2.08%
Market price to book value	102%	96%	6.46%
Annualized yield based on quarter end close	3.86%	3.84%	0.64%
Market value - last close (end of period)	8.28	7.30	13.42%
Book value (end of period)	8.14	7.64	6.54%
Shares Outstanding
Average - Basic	4,813,957	4,809,538
Average - Diluted	4,915,875	4,863,309
Common stock, shares issue	5,385,304	5,375,304
Shares held as treasury stock	10,918	2,496
Return on average assets (ROA)	0.49%	0.43%
Return on average equity (ROE)	4.95%	5.07%	-0.12%
At quarter end
Total assets	$407,019,042	$428,073,363	-4.92%
Total assets (average)	398,307,000	436,730,000	-8.80%
Cash and due from Federal Reserve Bank	40,733,502	70,643,945	-42.34%
Average cash and due from Federal Reserve Bank	27,623,000	74,336,000	-62.84%
Securities and other restricted stock	29,368,243	36,738,575	-20.06%
Average securities and other restricted stock	31,965,004	40,949,000	-21.94%
Other real estate and repossessions	1,244,063	1,825,313	-31.84%
Gross loans	313,121,009	295,558,753	5.94%
Average loans	312,183,000	295,786,000	5.54%
Allowance for loan losses	(3,037,926)	(2,973,739)	2.16%
Net loans	310,083,083	292,585,014	5.98%
Net loans charged-off	73,019	53,334	36.91%
Non-accrual loans	2,619,220	4,079,583	-35.80%
Loans past due 30+ days (excludes non accrual loans)	1,537,961	2,055,131	-25.16%
Intangible asset	155,760	274,800	-43.32%
Mortgage servicing asset	82,799	106,240	-22.06%
Total Deposits
Non interest bearing demand	66,629,339	72,135,381	-7.63%
Interest bearing demand	112,051,729	103,340,440	8.43%
Savings	69,327,437	67,206,441	3.16%
Time	76,356,267	93,450,142	-18.29%
Total Deposits	324,364,772	336,132,404	-3.50%
Advances from the Federal Home Loan Bank	26,902,485	32,349,386	-16.84%
Repurchase Agreements	9,588,514	15,141,429	-36.67%
Shareholders’ equity	39,176,079	36,735,739	6.64%
Shareholders’ equity (average)	39,175,000	36,735,000	6.64%
Key performance ratios
Net interest margin (Federal tax equivalent)	3.86%	3.89%	-0.03%
Interest expense to average assets	0.63%	0.76%	-0.13%
Total allowance for loan losses to nonperforming loans	115.99%	72.89%	43.10%
Total allowance for loan losses to total loans	0.97%	1.01%	-0.04%
Nonaccrual loans to total loans	0.84%	1.38%	-0.54%
Nonperforming assets to total assets	0.95%	1.38%	-0.43%
Net charge-offs to average loans	0.09%	0.07%	0.02%
Equity to assets at period end	9.63%	8.58%	1.05%